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NEW RELEASE                                                      [CALIBER LOGO]

Media Contact:      Dina Gruey                         Caliber System, Inc.
                    (330) 665-8849                     3925 Embassy Parkway
                                                       P.O. Box 5459
                                                       Akron, OH 44334-0459
Investor Contact:   Investor Relations                 (330) 665-5646
                    (330) 665-8814                     http://www.calibersys.com


FOR IMMEDIATE RELEASE
APRIL 30, 1997

           CALIBER SYSTEM AGREES TO SELL FORMER CENTRAL FREIGHT LINES
                           TO SENIOR MANAGEMENT GROUP

     AKRON, Ohio - Caliber System, Inc. (NYSE:CBB) today announced that it has reached an agreement in principal to sell the operations of Viking Freight's Southwestern Division - the territory served by the former Central Freight Lines
- to a group consisting of senior Central management and outside investors experienced in the trucking industry.

     The group, led by Joe Hall, who is the division's current vice president of operations and will become the company's president, intends to operate the division under the name Central Freight Lines, Inc. The group also includes Tom Morehouse, senior vice president of sales and marketing; Doug Quicksall, senior vice president of finance and Pat Curry, senior vice president of logistics.

     Under the terms of the agreement, the investor group will operate 57 terminals located in Texas, New Mexico, Kansas, Oklahoma, Missouri, Arkansas, Louisiana and Mississippi and other related assets, including rolling stock. The transaction, which has been approved by Caliber's board of directors, is subject to the signing of a definitive agreement and normal regulatory approval.

     "We are pleased to have reached an agreement in principal with this group of experienced transportation executives," said Daniel J. Sullivan, chairman, president and CEO of Caliber System. "They are well suited to preserve Central's fine operating tradition."

     On March 27, 1997, Caliber announced the major restructuring of Viking Freight as a regional less-than-truckload carrier serving 12 western states. Viking, based in San Jose, Calif., continues to provide next- and second-day less-than-truckload service through 43 terminals and more than 4,000 employees in the West.


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     "With the sale of the former Central, the restructuring of Viking is now complete," continued Sullivan. "We expect the unit as it is now configured to earn an operating profit in the fourth quarter of this year."

     "Viking intends to remain the market leader in the West for on-time performance, customer satisfaction and service quality," added Viking's president, Rodger Marticke. "We are confident that we will continue to provide our customers with unequaled transportation value and satisfaction."

     Caliber System is a leading value-added provider of transportation, logistics and related information services. In addition to Viking, its operating units include RPS, a business-to-business small-package carrier; Caliber Logistics, a contract logistics provider; Roberts Express, a critical-shipment carrier; and Caliber Technology, a producer of systemwide information services. By combining its operating units' products and services, Caliber offers integrated, customized solutions that meet customer demand for more comprehensive transportation and logistics programs.

     This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.


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